Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-138682), pertaining to the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan, of our reports dated February 23, 2009, with respect to the consolidated financial statements of Chart Industries, Inc., and the effectiveness of internal control over financial reporting of Chart Industries, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/    Ernst & Young LLP

Cleveland, Ohio

February 23, 2009